EX-99.77C  VOTES

Shareholder Voting Results

     On April 17, 2000, a special meeting of shareholders of Advantus Cornerstone Fund, Inc. was held. Shareholders of record on February 28, 2000, were entitled to vote on the proposals described below.

(1)  To elect a Board of Directors as follows:

                                                   Votes            Votes
Director                                            For           Withheld

Charles E. Arner                                 5,674,958         19,705
Ellen S. Berscheid                               5,674,911         19,752
Ralph D. Ebbott                                  5,674,958         19,705
Frederick P. Feuerherm                           5,674,958         19,705
William N. Westhoff                              5,674,958         19,705

(2) To approve the elimination or modification of the following investment policies for:

                                             Votes         Votes       Votes
                                              For         Against    Withheld

A.  Modify policy regarding borrowing
and the issuance of senior securities       5,248,014      8,742      35,029

B.  Modify policy regarding concentration
in a particular industry                    5,249,709      7,353      34,723

C.  Modify policy regarding investments
in real estate and commodities              5,252,165      4,437      35,183

D.  Modify policy regarding lending         5,246,677     10,540      34,568

E.  Eliminate policy restricting
the pledging of assets                      5,245,945      9,090      36,750

F.  Eliminate policy restricting
margin purchases and short sales            5,246,080      9,941      35,764

(3)  To approve an amendment to the
investment advisory agreement between
the Fund and Advantus Capital Management,
Inc., as described in the proxy statement   5,251,849      3,663      36,273

(4)  To ratify the selection of KPMG LLP
as independent public accountants for
the Fund                                    5,653,732      4,274      36,657